Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Pepco Holdings, Inc. on Form S-8 (File No. 333-131371) of our report dated June 26, 2009 relating to the statement of net assets available for benefits as of December 31, 2008, and the statement of changes in net assets available for benefits for the year ended December 31, 2008 which report appears in the Annual Report on Form 11-K of the Pepco Holdings, Inc. Retirement Savings Plan.

/s/ Mitchell & Titus LLP

Washington, DC
June 26, 2009